UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2012

COMMUNITY BANKERS TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32590 (Commission File Number)	20-2652949 (IRS Employer Identification No.)

4235 Innslake Drive, Suite 200 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2012, Jeffery R. Cantrell became Executive Vice President and Chief Operating Officer of Essex Bank (the “Bank”), a wholly owned subsidiary of Community Bankers Trust Corporation (the “Company”). In this newly created position, Mr. Cantrell oversees the Bank’s loan and deposit operations, information technology and internal reporting, areas of responsibilities that have been previously managed by other executive officers.

Mr. Cantrell, 50, has served as the Bank’s Senior Vice President and Senior Financial Officer since 2009. From 2008 to 2009, he was Executive Vice President, Chief Financial Officer and Chief Operating Officer for North Metro Financial LLC, the organizational entity for a bank in organization in Georgia. From 1984 to 2008, he was employed with Regions Bank, where he most recently served in the position of Senior Vice President and East Region Financial Manager.

The Bank will enter into a change in control agreement with Mr. Cantrell. Under this agreement, in the event that a change in control occurs during the first 18 months of Mr. Cantrell’s employment as Chief Operating Officer and, within the period beginning on the date of closing of the change in control and ending one year after, his employment with the Bank is terminated by the Bank without cause or by him for good reason, the Bank will owe him one times the sum of his annual base salary in effect on his termination of employment or the change in control date, whichever is greater.

The Bank issued a press release reporting Mr. Cantrell’s appointment on July 30, 2012. The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued July 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: July 30, 2012	By:	/s/ John M. Oakey, III
John M. Oakey, III
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued July 30, 2012